Exhibit 99.1

Third Quarter 2021 Earnings Results Media Relations: Andrea Williams 212-902-5400 Investor Relations: Carey Halio 212-902-0300
The Goldman Sachs Group, Inc. 200 West Street | New York, NY 10282

Third Quarter 2021 Earnings Results

Goldman Sachs Reports Third Quarter Earnings Per Common Share of $14.93

“The third quarter saw strong operating performance and an acceleration of our investment in the growth of Goldman Sachs. We announced two strategic acquisitions in our Asset Management and Consumer businesses which will enhance our scale and ability to drive higher, more durable returns. Looking forward, the opportunity set continues to be attractive across all of our businesses and our focus remains on serving our clients and executing our strategy.”

- David M. Solomon, Chairman and Chief Executive Officer

Financial Summary

Net Revenues	Net Earnings	EPS
3Q21 $13.61 billion 3Q21 YTD $46.70 billion	3Q21 $5.38 billion 3Q21 YTD $17.70 billion	3Q21 $14.93 3Q21 YTD $48.59

Annualized ROE[1]	Annualized ROTE[1]	Book Value Per Share
3Q21 22.5% 3Q21 YTD 25.7%	3Q21 23.8% 3Q21 YTD 27.2%	3Q21 $277.25 YTD Growth 17.4%

NEW YORK, October 15, 2021 – The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $13.61 billion and net earnings of $5.38 billion for the third quarter ended September 30, 2021. Net revenues were $46.70 billion and net earnings were $17.70 billion for the first nine months of 2021.

Diluted earnings per common share (EPS) was $14.93 for the third quarter of 2021 compared with $8.98 for the third quarter of 2020 and $15.02 for the second quarter of 2021, and was $48.59 for the first nine months of 2021 compared with $12.65 for the first nine months of 2020. In the prior year, net provisions for litigation and regulatory proceedings reduced diluted EPS by $9.46 for the first nine months of 2020.

Annualized return on average common shareholders’ equity (ROE)1 was 22.5% for the third quarter of 2021 and 25.7% for the first nine months of 2021. Annualized return on average tangible common shareholders’ equity (ROTE)1 was 23.8% for the third quarter of 2021 and 27.2% for the first nine months of 2021.

Goldman Sachs Reports

Third Quarter 2021 Earnings Results

Highlights

◾	Results in the third quarter of 2021 evidenced continued strong overall performance with net revenues of $13.61 billion, 26% higher than the third quarter of 2020.

◾	In the first nine months of 2021, the firm generated net revenues of $46.70 billion, net earnings of $17.70 billion and diluted EPS of $48.59, each surpassing the previous full year records.

◾	Investment Banking generated its second highest quarterly net revenues of $3.70 billion, reflecting record quarterly net revenues in Financial advisory and continued strength in Underwriting.

◾

The firm remained ranked #1 in worldwide announced and completed mergers and acquisitions, and in worldwide equity and equity-related offerings, common stock offerings, and initial public offerings for the year-to-date.[2]

◾

Global Markets generated quarterly net revenues of $5.61 billion, primarily reflecting strong performance in Equities, including record Equities financing net revenues, and the second highest Fixed Income, Currency and Commodities (FICC) financing net revenues.

◾	Consumer & Wealth Management produced quarterly net revenues of over $2 billion for the first time, 35% higher than the third quarter of 2020.

◾

Firmwide assets under supervision[3,4] increased $67 billion during the quarter, including long-term net inflows of $49 billion, to a record $2.37 trillion. Firmwide Management and other fees were a record $1.95 billion for the third quarter of 2021.

◾	Book value per common share increased by 4.7% during the quarter and 17.4% during the first nine months of 2021 to $277.25.

◾

During the third quarter of 2021, the firm announced the acquisitions of NN Investment Partners and GreenSky, Inc., to accelerate the firm’s strategy to drive higher, more durable returns. Both are expected to close by the end of the first quarter of 2022.

Quarterly Net Revenue Mix by Segment

Goldman Sachs Reports

Third Quarter 2021 Earnings Results

Net Revenues

Net revenues were $13.61 billion for the third quarter of 2021, 26% higher than the third quarter of 2020 and 12% lower than the second quarter of 2021. The increase compared with the third quarter of 2020 reflected significantly higher net revenues in Investment Banking, Global Markets and Consumer & Wealth Management, partially offset by lower net revenues in Asset Management.

Net Revenues
$13.61 billion

Investment Banking

Net revenues in Investment Banking were $3.70 billion for the third quarter of 2021, 88% higher than the third quarter of 2020 and 3% higher than the second quarter of 2021. The increase compared with the third quarter of 2020 reflected significantly higher net revenues in Financial advisory, Underwriting and Corporate lending.

The increase in Financial advisory net revenues reflected an increase in completed mergers and acquisitions volumes. The increase in Underwriting net revenues was due to significantly higher net revenues in both Equity underwriting, primarily driven by private placements, convertible offerings and initial public offerings, and Debt underwriting, reflecting an increase in leveraged finance activity. The increase in Corporate lending net revenues primarily reflected net gains related to middle-market lending activities.

The firm’s backlog[3] was lower compared with the end of the second quarter of 2021, but remained significantly higher compared with the end of 2020.

Investment Banking
$3.70 billion
Financial advisory	$1.65 billion
Underwriting	$1.90 billion
Corporate lending	$152 million

Global Markets

Net revenues in Global Markets were $5.61 billion for the third quarter of 2021, 23% higher than the third quarter of 2020 and 15% higher than the second quarter of 2021.

Net revenues in FICC were $2.51 billion, essentially unchanged compared with the third quarter of 2020. Net revenues in FICC financing were significantly higher, primarily from mortgage lending. Net revenues in FICC intermediation were lower, reflecting significantly lower net revenues in interest rate products, credit products and mortgages, partially offset by significantly higher net revenues in commodities and higher net revenues in currencies.

Net revenues in Equities were $3.10 billion, 51% higher than the third quarter of 2020, due to significantly higher net revenues in both Equities financing, reflecting increased client activity (including higher average client balances), and Equities intermediation, reflecting significantly higher net revenues in both derivatives and cash products.

Global Markets
$5.61 billion
FICC intermediation	$2.00 billion
FICC financing	$513 million
FICC	$2.51 billion

Equities intermediation	$1.92 billion
Equities financing	$1.18 billion
Equities	$3.10 billion

Goldman Sachs Reports

Third Quarter 2021 Earnings Results

Asset Management

Net revenues in Asset Management were $2.28 billion for the third quarter of 2021,18% lower than the third quarter of 2020 and 56% lower than a strong second quarter of 2021. The decrease compared with the third quarter of 2020 was primarily driven by significantly lower net revenues in Equity investments. In addition, net revenues in Lending and debt investments were lower, while Incentive fees were higher.

The decrease in Equity investments net revenues reflected significant net losses from investments in public equities during the quarter compared with net gains in the third quarter of 2020, partially offset by significantly higher net gains from investments in private equities. The decrease in Lending and debt investments net revenues reflected lower net gains from investments in debt instruments. Management and other fees were essentially unchanged, primarily reflecting higher fee waivers on money market funds, offset by the impact of higher average assets under supervision. The increase in Incentive fees was due to harvesting.

Asset Management
$2.28 billion
Management and
other fees	$724 million
Incentive fees	$100 million
Equity investments	$935 million
Lending and debt investments	$520 million

Consumer & Wealth Management

Net revenues in Consumer & Wealth Management were $2.02 billion for the third quarter of 2021, 35% higher than the third quarter of 2020 and 16% higher than the second quarter of 2021.

Net revenues in Wealth management were $1.64 billion, 40% higher than the third quarter of 2020. Management and other fees were significantly higher, primarily reflecting the impact of higher average assets under supervision. Incentive fees were significantly higher, due to harvesting, and net revenues in Private banking and lending were higher, primarily reflecting higher loan balances.

Net revenues in Consumer banking were $382 million, 17% higher than the third quarter of 2020, reflecting higher credit card and deposit balances.

Consumer & Wealth Management
$2.02 billion
Wealth management	$1.64 billion
Consumer banking	$382 million

Provision for Credit Losses

Provision for credit losses was $175 million for the third quarter of 2021, compared with $278 million for the third quarter of 2020 and a net benefit of $92 million for the second quarter of 2021. The third quarter of 2021 primarily reflected provisions related to portfolio growth (primarily in credit cards), while the third quarter of 2020 reflected reserve increases from individual impairments related to wholesale loans and growth in credit card loans, partially offset by reserve reductions from paydowns on corporate lines of credit and consumer installment loans.

The firm’s allowance for credit losses was $4.17 billion as of September 30, 2021.

Provision for Credit Losses
$175 million

Goldman Sachs Reports

Third Quarter 2021 Earnings Results

Operating Expenses

Operating expenses were $6.59 billion for the third quarter of 2021, 6% higher than the third quarter of 2020 and 24% lower than the second quarter of 2021. The firm’s efficiency ratio[3] for the first nine months of 2021 was 52.8%, compared with 70.3% for the first nine months of 2020.

Operating Expenses
$6.59 billion

The increase in operating expenses compared with the third quarter of 2020 was due to higher technology expenses, professional fees, transaction based expenses and market development expenses. These increases were partially offset by significantly lower net provisions for litigation and regulatory proceedings. Compensation and benefits expenses were slightly higher.

Net provisions for litigation and regulatory proceedings for the third quarter of 2021 were $52 million compared with $256 million for the third quarter of 2020.

Headcount increased 5% compared with the end of the second quarter of 2021, primarily reflecting the timing of campus hires.

YTD Efficiency Ratio
52.8%

Provision for Taxes

The effective income tax rate for the first nine months of 2021 increased to 19.6% from 18.8% for the first half of 2021, primarily due to a decrease in the impact of tax benefits and changes in the geographic mix of earnings.

YTD Effective Tax Rate
19.6%

Other Matters

◾ On October 13, 2021, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $2.00 per common share to be paid on December 30, 2021 to common shareholders of record on December 2, 2021.

◾ During the quarter, the firm returned $1.70 billion of capital to common shareholders, including $1.00 billion of common share repurchases (2.5 million shares at an average cost of $395.28) and $700 million of common stock dividends.[3]

◾ Global core liquid assets[3] averaged $356 billion[4] for the third quarter of 2021, compared with an average of $329 billion for the second quarter of 2021.

Declared Quarterly Dividend Per Common Share
$2.00

Common Share Repurchases
2.5 million shares for $1.00 billion

Average GCLA
$356 billion

Goldman Sachs Reports

Third Quarter 2021 Earnings Results

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services across investment banking, securities, investment management and consumer banking to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results, financial condition and liquidity may differ, possibly materially, from the anticipated results, financial condition and liquidity in these forward-looking statements. For information about some of the risks and important factors that could affect the firm’s future results, financial condition and liquidity, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2020.

Information regarding the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that transactions may be modified or may not be completed at all and related net revenues may not be realized or may be materially less than expected. Important factors that could have such a result include, for underwriting transactions, a decline or weakness in general economic conditions, an outbreak of hostilities, volatility in the securities markets or an adverse development with respect to the issuer of the securities and, for financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For information about other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2020.

Statements regarding the firm’s announced acquisitions of NN Investment Partners and GreenSky, Inc. (“GreenSky”) are forward-looking statements. These statements are subject to the risk that the transactions may not close on the anticipated timeline or at all, including due to a failure to obtain requisite regulatory approval and, in the case of GreenSky, shareholder approval, as well as the risk that the firm may be unable to realize the expected benefits of the acquisitions and the risk that integrating NN Investment Partners and GreenSky into the firm’s business may be more difficult, time-consuming or expensive than expected.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 10:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s website or by dialing 1-855-859-2056 (in the U.S.) or 1-404-537-3406 (outside the U.S.) passcode number 64774224 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

Goldman Sachs Reports

Third Quarter 2021 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	THREE MONTHS ENDED			% CHANGE FROM

	SEPTEMBER 30, 2021	JUNE 30, 2021	SEPTEMBER 30, 2020	JUNE 30, 2021	SEPTEMBER 30, 2020
INVESTMENT BANKING
Financial advisory	$ 1,648	$ 1,257	$ 507	31%	225%

Equity underwriting	1,174	1,243	856	(6)	37
Debt underwriting	726	950	571	(24)	27
Underwriting	1,900	2,193	1,427	(13)	33

Corporate lending	152	159	35	(4)	334
Net revenues	3,700	3,609	1,969	3	88

GLOBAL MARKETS
FICC intermediation	1,995	1,897	2,170	5	(8)
FICC financing	513	423	332	21	55
FICC	2,508	2,320	2,502	8	–

Equities intermediation	1,920	1,765	1,466	9	31
Equities financing	1,183	815	585	45	102
Equities	3,103	2,580	2,051	20	51
Net revenues	5,611	4,900	4,553	15	23

ASSET MANAGEMENT
Management and other fees	724	727	728	–	(1)
Incentive fees	100	78	28	28	257
Equity investments	935	3,717	1,423	(75)	(34)
Lending and debt investments	520	610	589	(15)	(12)
Net revenues	2,279	5,132	2,768	(56)	(18)

CONSUMER & WEALTH MANAGEMENT
Management and other fees	1,223	1,109	957	10	28
Incentive fees	121	15	7	707	N.M.
Private banking and lending	292	260	201	12	45
Wealth management	1,636	1,384	1,165	18	40

Consumer banking	382	363	326	5	17
Net revenues	2,018	1,747	1,491	16	35

Total net revenues	$ 13,608	$ 15,388	$ 10,781	(12)	26
Geographic Net Revenues (unaudited)[3]
$ in millions

	THREE MONTHS ENDED

	SEPTEMBER 30, 2021	JUNE 30, 2021	SEPTEMBER 30, 2020
Americas	$ 8,169	$ 9,957	$ 6,873
EMEA	3,394	3,478	2,470
Asia	2,045	1,953	1,438
Total net revenues	$ 13,608	$ 15,388	$ 10,781

Americas	60%	65%	64%
EMEA	25%	22%	23%
Asia	15%	13%	13%
Total	100%	100%	100%

Goldman Sachs Reports

Third Quarter 2021 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	NINE MONTHS ENDED		% CHANGE FROM

	SEPTEMBER 30, 2021	SEPTEMBER 30, 2020	SEPTEMBER 30, 2020
INVESTMENT BANKING
Financial advisory	$ 4,022	$ 1,974	104%

Equity underwriting	3,986	2,291	74
Debt underwriting	2,556	2,144	19
Underwriting	6,542	4,435	48

Corporate lending	516	401	29
Net revenues	11,080	6,810	63

GLOBAL MARKETS
FICC intermediation	7,343	8,493	(14)
FICC financing	1,378	1,213	14
FICC	8,721	9,706	(10)

Equities intermediation	6,271	5,193	21
Equities financing	3,100	1,993	56
Equities	9,371	7,186	30
Net revenues	18,092	16,892	7

ASSET MANAGEMENT
Management and other fees	2,144	2,052	4
Incentive fees	220	216	2
Equity investments	7,772	2,325	234
Lending and debt investments	1,889	180	949
Net revenues	12,025	4,773	152

CONSUMER & WEALTH MANAGEMENT
Management and other fees	3,409	2,854	19
Incentive fees	162	86	88
Private banking and lending	816	538	52
Wealth management	4,387	3,478	26

Consumer banking	1,116	866	29
Net revenues	5,503	4,344	27

Total net revenues	$ 46,700	$ 32,819	42
Geographic Net Revenues (unaudited)[3] $ in millions

	NINE MONTHS ENDED

	SEPTEMBER 30, 2021	SEPTEMBER 30, 2020
Americas	$ 28,951	$ 20,333
EMEA	11,585	8,031
Asia	6,164	4,455
Total net revenues	$ 46,700	$ 32,819

Americas	62%	62%
EMEA	25%	24%
Asia	13%	14%
Total	100%	100%

Goldman Sachs Reports

Third Quarter 2021 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts and headcount

	THREE MONTHS ENDED			% CHANGE FROM

	SEPTEMBER 30, 2021	JUNE 30, 2021	SEPTEMBER 30, 2020	JUNE 30, 2021	SEPTEMBER 30, 2020
REVENUES
Investment banking	$ 3,548	$ 3,450	$ 1,934	3%	83%
Investment management	2,139	1,905	1,689	12	27
Commissions and fees	860	833	804	3	7
Market making	3,929	3,274	3,327	20	18
Other principal transactions	1,568	4,297	1,943	(64)	(19)
Total non-interest revenues	12,044	13,759	9,697	(12)	24

Interest income	3,117	2,939	2,932	6	6
Interest expense	1,553	1,310	1,848	19	(16)
Net interest income	1,564	1,629	1,084	(4)	44

Total net revenues	13,608	15,388	10,781	(12)	26

Provision for credit losses	175	(92)	278	N.M.	(37)

OPERATING EXPENSES
Compensation and benefits	3,167	5,263	3,117	(40)	2
Transaction based	1,139	1,125	1,011	1	13
Market development	165	115	70	43	136
Communications and technology	397	371	340	7	17
Depreciation and amortization	509	520	468	(2)	9
Occupancy	239	241	235	(1)	2
Professional fees	433	344	298	26	45
Other expenses	542	661	665	(18)	(18)
Total operating expenses	6,591	8,640	6,204	(24)	6

Pre-tax earnings	6,842	6,840	4,299	–	59
Provision for taxes	1,464	1,354	932	8	57
Net earnings	5,378	5,486	3,367	(2)	60

Preferred stock dividends	94	139	134	(32)	(30)
Net earnings applicable to common shareholders	$ 5,284	$ 5,347	$ 3,233	(1)	63

EARNINGS PER COMMON SHARE
Basic[3]	$ 15.14	$ 15.22	$ 9.07	(1) %	67%
Diluted	$ 14.93	$ 15.02	$ 8.98	(1)	66

AVERAGE COMMON SHARES
Basic	348.3	350.8	355.9	(1)	(2)
Diluted	353.9	356.0	359.9	(1)	(2)

SELECTED DATA AT PERIOD-END
Common shareholders’ equity	$ 96,344	$ 92,687	$ 81,447	4	18
Basic shares[3]	347.5	349.9	356.0	(1)	(2)
Book value per common share	$ 277.25	$ 264.90	$ 228.78	5	21

Headcount	43,000	40,800	40,900	5	5

Goldman Sachs Reports

Third Quarter 2021 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts

	NINE MONTHS ENDED		% CHANGE FROM

	SEPTEMBER 30, 2021	SEPTEMBER 30, 2020	SEPTEMBER 30, 2020
REVENUES
Investment banking	$ 10,564	$ 6,409	65%
Investment management	5,840	5,092	15
Commissions and fees	2,766	2,699	2
Market making	13,096	12,796	2
Other principal transactions	9,759	2,482	293
Total non-interest revenues	42,025	29,478	43

Interest income	9,110	10,716	(15)
Interest expense	4,435	7,375	(40)
Net interest income	4,675	3,341	40

Total net revenues	46,700	32,819	42

Provision for credit losses	13	2,805	(100)

OPERATING EXPENSES
Compensation and benefits	14,473	10,830	34
Transaction based	3,520	3,055	15
Market development	360	312	15
Communications and technology	1,143	1,006	14
Depreciation and amortization	1,527	1,404	9
Occupancy	727	706	3
Professional fees	1,137	956	19
Other expenses	1,781	4,807	(63)
Total operating expenses	24,668	23,076	7

Pre-tax earnings	22,019	6,938	217
Provision for taxes	4,319	1,985	118
Net earnings	17,700	4,953	257
Preferred stock dividends	358	400	(11)
Net earnings applicable to common shareholders	$ 17,342	$ 4,553	281

EARNINGS PER COMMON SHARE
Basic[3]	$ 49.23	$ 12.71	287%
Diluted	$ 48.59	$ 12.65	284

AVERAGE COMMON SHARES
Basic	351.8	356.5	(1)
Diluted	356.9	360.0	(1)

Goldman Sachs Reports

Third Quarter 2021 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)4

$ in billions

	AS OF

	SEPTEMBER 30, 2021	JUNE 30, 2021
ASSETS
Cash and cash equivalents	$ 212	$ 240
Collateralized agreements	400	350
Customer and other receivables	172	162
Trading assets	393	376
Investments	87	91
Loans	143	131
Other assets	36	38
Total assets	$ 1,443	$ 1,388

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$ 333	$ 306
Collateralized financings	229	217
Customer and other payables	252	239
Trading liabilities	204	199
Unsecured short-term borrowings	49	62
Unsecured long-term borrowings	243	239
Other liabilities	27	24
Total liabilities	1,337	1,286
Shareholders’ equity	106	102
Total liabilities and shareholders’ equity	$ 1,443	$ 1,388
Capital Ratios and Supplementary Leverage Ratio (unaudited)[3,4] $ in billions

	AS OF

	SEPTEMBER 30, 2021	JUNE 30, 2021
Common equity tier 1 capital	$ 93.3	$ 89.4

STANDARDIZED CAPITAL RULES
Risk-weighted assets[5]	$ 664	$ 621
Common equity tier 1 capital ratio[5]	14.1%	14.4%

ADVANCED CAPITAL RULES
Risk-weighted assets	$ 672	$ 667
Common equity tier 1 capital ratio	13.9%	13.4%

SUPPLEMENTARY LEVERAGE RATIO
Supplementary leverage ratio	5.6%	5.5%
Average Daily VaR (unaudited)[3,4] $ in millions

	THREE MONTHS ENDED

	SEPTEMBER 30, 2021	JUNE 30, 2021
RISK CATEGORIES
Interest rates	$ 58	$ 64
Equity prices	40	48
Currency rates	12	13
Commodity prices	22	22
Diversification effect	(52)	(57)
Total	$ 80	$ 90

Goldman Sachs Reports

Third Quarter 2021 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Assets Under Supervision (unaudited)3,4

$ in billions

	AS OF

	SEPTEMBER 30, 2021	JUNE 30, 2021	SEPTEMBER 30, 2020
SEGMENT
Asset Management	$ 1,678	$ 1,633	$ 1,461
Consumer & Wealth Management	694	672	575
Total AUS	$ 2,372	$ 2,305	$ 2,036

ASSET CLASS
Alternative investments	$ 224	$ 211	$ 182
Equity	569	558	421
Fixed income	940	914	856
Total long-term AUS	1,733	1,683	1,459
Liquidity products	639	622	577
Total AUS	$ 2,372	$ 2,305	$ 2,036

	THREE MONTHS ENDED

	SEPTEMBER 30, 2021	JUNE 30, 2021	SEPTEMBER 30, 2020
ASSET MANAGEMENT
Beginning balance	$ 1,633	$ 1,567	$ 1,499
Net inflows / (outflows):
Alternative investments	3	3	(3)
Equity	3	(5)	(5)
Fixed income	27	12	22
Total long-term AUS net inflows / (outflows)	33	10	14
Liquidity products	11	16	(86)
Total AUS net inflows / (outflows)	44	26	(72)
Net market appreciation / (depreciation)	1	40	34
Ending balance	$ 1,678	$ 1,633	$ 1,461

CONSUMER & WEALTH MANAGEMENT
Beginning balance	$ 672	$ 637	$ 558
Net inflows / (outflows):
Alternative investments	6	5	2
Equity	9	8	–
Fixed income	1	(1)	2
Total long-term AUS net inflows / (outflows)	16	12	4
Liquidity products	6	–	(4)
Total AUS net inflows / (outflows)	22	12	–
Net market appreciation / (depreciation)	–	23	17
Ending balance	$ 694	$ 672	$ 575

FIRMWIDE
Beginning balance	$ 2,305	$ 2,204	$ 2,057
Net inflows / (outflows):
Alternative investments	9	8	(1)
Equity	12	3	(5)
Fixed income	28	11	24
Total long-term AUS net inflows / (outflows)	49	22	18
Liquidity products	17	16	(90)
Total AUS net inflows / (outflows)	66	38	(72)
Net market appreciation / (depreciation)	1	63	51
Ending balance	$ 2,372	$ 2,305	$ 2,036

Goldman Sachs Reports

Third Quarter 2021 Earnings Results

Footnotes

1.

Annualized ROE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. Annualized ROTE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly tangible common shareholders’ equity (tangible common shareholders’ equity is calculated as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets). Management believes that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally, and that tangible common shareholders’ equity is meaningful because it is a measure that the firm and investors use to assess capital adequacy. ROTE and tangible common shareholders’ equity are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

The table below presents a reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity:

	AVERAGE FOR THE

Unaudited, $ in millions	THREE MONTHS ENDED SEPTEMBER 30, 2021	NINE MONTHS ENDED SEPTEMBER 30, 2021
Total shareholders’ equity	$ 103,599	$ 99,665
Preferred stock	(9,766)	(9,628)
Common shareholders’ equity	93,833	90,037
Goodwill	(4,331)	(4,332)
Identifiable intangible assets	(510)	(558)
Tangible common shareholders’ equity	$ 88,992	$ 85,147

2.	Dealogic – January 1, 2021 through September 30, 2021.

3.

For information about the following items, see the referenced sections in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2021: (i) investment banking transaction backlog – see “Results of Operations – Investment Banking” (ii) assets under supervision – see “Results of Operations – Assets Under Supervision” (iii) efficiency ratio – see “Results of Operations – Operating Expenses” (iv) share repurchase program – see “Equity Capital Management and Regulatory Capital – Equity Capital Management” (v) global core liquid assets – see “Risk Management – Liquidity Risk Management” (vi) basic shares – see “Balance Sheet and Funding Sources – Balance Sheet Analysis and Metrics” and (vii) VaR – see “Risk Management – Market Risk Management.”

For information about the following items, see the referenced sections in Part I, Item 1 “Financial Statements (Unaudited)” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2021: (i) risk-based capital ratios and the supplementary leverage ratio – see Note 20 “Regulation and Capital Adequacy” (ii) geographic net revenues – see Note 25 “Business Segments” and (iii) unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents in calculating basic EPS – see Note 21 “Earnings Per Common Share.”

4.	Represents a preliminary estimate for the third quarter of 2021 and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2021.

5.

In the third quarter of 2021, based on regulatory feedback, the firm revised certain interpretations of the Capital Rules underlying the calculation of Standardized risk-weighted assets which increased risk-weighted assets by approximately $23 billion and reduced the firm’s Standardized CET1 capital ratio by 0.5 percentage points, Standardized Tier 1 capital ratio by 0.5 percentage points to 15.5%, and Standardized Total capital ratio by 0.7 percentage points to 17.7%, all as of September 30, 2021.

As of June 30, 2021, this change would have increased risk-weighted assets by approximately $23 billion to $644 billion, which would have reduced the firm’s Standardized CET1 capital ratio of 14.4% by 0.5 percentage points, Standardized Tier 1 capital ratio of 15.9% by 0.6 percentage points, and Standardized Total capital ratio of 18.3% by 0.7 percentage points. As of March 31, 2021, this change would have increased risk-weighted assets by approximately $22 billion to $616 billion, which would have reduced the firm’s Standardized CET1 capital ratio of 14.3% by 0.5 percentage points, Standardized Tier 1 capital ratio of 15.9% by 0.6 percentage points, and Standardized Total capital ratio of 18.4% by 0.7 percentage points.